EXHIBIT 10.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Agreement is effective as of January 1, 2012, (“Effective Date”) by and between Pacific Ethanol, Inc. and its successors or assignees (“Company”) and the undersigned Michael Kandris (“Contractor”).

1.  Engagement of Services.

1.1  Services.  Company may from time to time submit a Statement of Work (“SOW”) to Contractor substantially in the form of Exhibit A to this Agreement. Subject to the terms of this Agreement, Contractor will provide the services set forth in each SOW accepted by Contractor (the “Project(s)”). In performing the Projects, Contractor shall report to and take direction from the Company’s CEO.  Contractor shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards.

1.2  Location and Means of Performance.  Contractor shall perform the services hereunder at a location, place and time that Contractor deems appropriate.  Company’s facilities and equipment in Sacramento will be made available to Contractor when necessary (including telecommunications, networking and/or information processing systems).  If Contractor uses Company’s equipment or facilities, regardless of whether Company grants permission to Contractor to do so, Contractor will be solely responsible for any injury or death suffered by any person (including Contractor’s employees and agents) and any damage to any property (including Company’s property) arising from such use, regardless of whether such injury, death, or damage is claimed to be based upon the condition of such equipment or facilities or upon Company’s negligence in permitting such use.  Further, while on Company’s premises, Contractor agrees to comply with Company’s then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality.  Contractor agrees and acknowledges that Contractor has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including stored computer files, email messages, and voice messages) and that Contractor’s activities, including the sending or receiving of any files or messages, on or using any of those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time without notice.

2.  Compensation.

2.1  Fees.  Company will pay Contractor the fee specified in each SOW as Contractor’s sole and complete compensation for the Project, provided such Project meets the terms of the SOW and this Agreement and is of a quality consistent with industry standards. Contractor shall be responsible for all expenses incurred in performing services under this Agreement, except as set forth in the SOW.  Upon termination of this Agreement for any reason prior to completion of a SOW, Company will pay Contractor fees and expenses on the basis stated in the SOW for work which is then in progress, within thirty (30) days of the later of Contractor’s invoice and the effective date of such termination.

2.2  Invoicing.  Unless otherwise provided in the applicable SOW, (a) payment to Contractor of undisputed fees will be due thirty (30) days following Company’s receipt of an invoice which contains accurate records of the work performed sufficient to document the invoiced fees; and (b) Contractor will submit invoices to Company upon completion of the milestones specified in the applicable SOW or, if no such milestones are specified, on a monthly basis for services performed in the previous month.  Contractor will maintain, in accordance with generally-accepted accounting principals, complete and accurate records of work performed and expenses incurred sufficient to document the fees and expenses invoiced to Company for at least three (3) years following the date of the invoice, and will provide Company with such records at Company’s request.

3.  Independent Contractor Relationship.

3.1  Contractor Relationship.  Contractor’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Contractor.

3.2  Authority.  Contractor is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company.

3.3  Company Benefits.  Contractor will not be entitled to any of the benefits that Company makes available to its employees, such as medical insurance, group insurance, profit-sharing or retirement benefits.

4.  Intellectual Property Rights.

4.1  Confidential Information. Contractor agrees that during the term of this Agreement and thereafter, except as expressly authorized in writing by the General Counsel, Contractor: (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party; (c) will limit access to Confidential Information to Contractor personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without Company’s prior written consent. “Confidential Information” includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation: (i) trade secrets, inventions, ideas, processes, computer source and object code, formulae, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding products or plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (iii) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) all such information related to any third party that is disclosed to Company or to Contractor during the course of Company’s business (“Third Party Information”).  Notwithstanding the foregoing, it is understood that Contractor is free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and Contractor’s own skill, knowledge, know-how, and experience.

4.2  Competitive or Conflicting Engagements. In order to protect Company’s Confidential Information, Contractor agrees that during the term of this Agreement, Contractor will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity that directly or indirectly competes with any current or planned business or activity of Company. Contractor further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Contractor.  Contractor will refrain from any activity, and will not enter into any agreement or make any commitment, which is inconsistent or incompatible with Contractor’s obligations under this Agreement, including Contractor’s ability to perform the Services.  Contractor represents and warrants that Contractor is not subject to any contract or duty that would be breached by Contractor’s entering into or performing Contractor’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.

4.3  Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced to practice, or learned by Contractor in the course of any services performed for Company or with the use of materials of Company during the term of this Agreement.  Contractor agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.

4.4  Ownership of Work Product. Contractor agrees that any and all Work Product shall be the sole and exclusive property of Company.

4.5  Assignment of Work Product. If Contractor has any rights to the Work Product that are not owned by Company upon creation or embodiment, Contractor unconditionally and irrevocably assigns to Company all right, title and interest worldwide in and to such Work Product.  Except as set forth below, Contractor retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.

4.6  Waiver or Assignment of Other Rights. If Contractor has any rights to the Work Product that cannot be assigned to Company, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Contractor has any right to the Work Product that cannot be assigned to Company or waived by Contractor, Contractor unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights.

5.  Indemnification. Contractor will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’  and expert witnesses’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Contractor (a “Claim”) in this Agreement or any intentional misconduct or negligence by Contractor or any of its subcontractors, employees, or agents in performing services under this Agreement.  From the date of written notice from Company to Contractor of any such Claim, Company shall have the right to withhold from any payments due to Contractor under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Contractor’s obligations under this section.

6.  Nonsolicitation.  During the term of this Agreement and for twelve (12) months thereafter, Contractor will not directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any Company employee or independent contractor to terminate or breach any employment, contractual, or other relationship with Company.

7.  Limitation of Liability.  In no event will Company be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement.  Company’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of fees owed by Company to Contractor for services performed under this Agreement.

8.  Termination.

8.1  Termination without Cause. Company may terminate this Agreement without cause at its convenience upon thirty (30) days’ prior written notice to Contractor.  Contractor may terminate this Agreement at any time that there is no uncompleted SOW in effect upon thirty (30) days’ prior written notice to Company.  Company will pay Contractor only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

8.2  Termination with Cause.  Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement and fails to cure such breach within fifteen (15) days of receipt of notice by the non-breaching party, setting forth in reasonable detail the nature of the breach.  Company may also terminate this Agreement immediately in its sole discretion in the event of Contractor’s material breach of the section titled “Intellectual Property Rights.”  Company will pay Contractor only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

8.3  Return of Company Property. Upon termination of the Agreement or upon Company’s request at any other time, Contractor will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Contractor has fully complied with this obligation Contractor further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.

8.4  Survival. The following provisions shall survive termination of this Agreement: Sections titled “Intellectual Property Rights,” “Indemnification,” “Return of Company Property,” “Survival,” and “General Provisions.”

9.  Multi-Employee Contractor.  If Contractor will be hiring employees or agents to provide services pursuant to this Agreement, Contractor must obtain Company’s prior written consent to such hiring, and before any Contractor employee or agent performs services in connection with this Agreement or has access to Confidential Information, the employee or agent and Contractor must have entered into a binding written agreement expressly for the benefit of Company that contains provisions substantially equivalent to the sections of this Agreement titled  “Engagement of Services” and “Intellectual Property Rights.”  At Company’s request, Contractor will provide Company with copies of such agreements.  Company reserves the right to refuse or limit Contractor’s use of any employee or agent or to require Contractor to remove any employee or agent already engaged in the performance of the services. Company’s exercise of such right will in no way limit Contractor’s obligations under this Agreement. Contractor agrees (a) that its employees and agents shall not be entitled to or eligible for any benefits that Company may make available to its employees; (b) to limit access to the Confidential Information to employees or agents of Contractor who have a reasonable need to have such access in order to perform the services pursuant to this Agreement; and (c) to be solely responsible for all expenses incurred by any of its employees or agents in performing the services or otherwise performing its obligations under this Agreement, except as set forth in the SOW.

10.  General Provisions.

11.1  Governing Law and Venue.  This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  Contractor hereby expressly consents to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against Contractor by Company arising from or related to this Agreement and waives any right Contractor may have to object to the venue of such courts.

10.2  Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

10.3  No Assignment. This Agreement, and Contractor’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Contractor without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.

10.4  Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

10.5  Legal Fees.  The prevailing Party in any litigation between the Parties relating to this Agreement will be entitled to recover such Party’s reasonable attorneys’ fees and court costs, in addition to any other relief that such Party may be awarded.

10.6  Injunctive Relief. Contractor acknowledges that, because its services are personal and unique and because Contractor will have access to Confidential Information of Company, any breach of this Agreement by Contractor would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

10.7  Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.  All waivers must be in writing and signed by the Party to be charged.

10.8  Export. Contractor agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

10.9  Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the parties with respect to such subject matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Contractor and an authorized officer of the Company. The terms of this Agreement will govern all SOWs and services undertaken by Contractor for Company. In the event of any conflict between this Agreement and a SOW, the terms of the SOW shall govern, but only with respect to the services set forth therein.

In Witness Whereof, the parties have caused this Independent Contractor Services Agreement to be executed by their duly authorized representatives.

Company:	Contractor:
/s/ NEIL M. KOEHLER	/s/ MICHAEL D. KANDRIS

By: Neil M. Koehler	By: Michael D. Kandris
Title:	Title:
Address:	Address:

If Contractor is a natural person, Contractor must provide the following information for copyright registration purposes only:
Date of Birth:
Nationality or Domicile:

EXHIBIT A

Statement of Work

This Statement of Work (“SOW”) is incorporated into the Independent Contractor Services Agreement by and between Company and Contractor.  This SOW describes services and Work Product to be performed and provided by Contractor pursuant to the Agreement.  If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the services to be performed under this SOW.

1.	Scope of Services: Contractor shall

a.	advise the senior executives of the Company in matters pertaining to operations and company organization;

b.	under the direction of the Company’s CEO, supervise all aspects of plant operations, which shall include having the plant managers and corporate plant support staff report to Contractor;

c.	participate in senior staff and executive committee meetings on an ex officio basis; and

d.	perform such additional tasks as may be delegated to him by the Company’s CEO.

In connection with the foregoing, Contractor shall have access to Company records and reports, and may meet and confer with such managers and employees of the Company as Contractor deems necessary or appropriate.

2.	Term: This Agreement shall have an initial term of one year, and may be renewed by mutual agreement for successive one-year terms.

3.	Payment of Fees.

A.           Fees.  For services to be rendered hereunder, Contractor shall receive bi-weekly payments in the amount of $8,461.38.

B.           Expenses. Company will reimburse Contractor for expenses incurred in accordance with standing policies for reimbursement.

Signed:	/S/ NEIL M. KOEHLER	/S/ MICHAEL D. KANDRIS
	for company	Contractor

Dated:	December 30, 2011